File Number 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

FORM S-1
 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INTERNET MEDIA SERVICES, INC.

 (Exact name of registrant as specified in its charter)

Delaware	5961	22-3956444
(State or other jurisdiction	(Primary Industrial	(I.R.S. Employer
of Incorporation)	Classification Code)	Identification No.)

1434 6th Street
Suite 9
Santa Monica, California  90401
(310) 295-1922
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Raymond Meyers
Chief Executive Officer
1434 6th Street
Suite 9
Santa Monica, California  90401
(310) 295-1922
 (Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Law Office of Gary A. Agron
5445 DTC Pkwy., Suite 520
Greenwood Village, Colorado 80111
(303) 770-7254

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. |_|

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer |_| Accelerated Filer |_| Non-accelerated Filer |_| (Do not check if a small reporting company.) Smaller Reporting Company |X|

CALCULATION OF REGISTRATION FEE

		Proposed MaximumOffering	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price Per	Aggregate Offering	Registration
Securities To Be Registered	Registered	Share (1)	Price	Fee(2)

Common Stock	7,500,000	$0.001	$7,500	$6.00

[1] No exchange or over-the-counter market exists for the Registrant's common stock. The offering price was arbitrarily established by the Registrant’s management and does not reflect market value, assets or any established criteria of valuation.

[2] Estimated solely for purposes of calculating the registration fee under Rule 457(c).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

EXPLANATORY NOTE

This Registration Statement has been prepared on a prospective basis on the assumption that the distribution of 7,500,000 shares of the Registrant’s common stock to the stockholders of Document Security Systems, Inc. (as described in the Prospectus which is a part of this Registration Statement) and the related transactions contemplated to occur prior to or contemporaneously with the distribution will be consummated as contemplated by the Prospectus. There can be no assurance, however, that such transaction will occur or will occur as so contemplated. Any significant modifications to or variations in the transactions contemplated will be reflected in an amendment or supplement to this Registration Statement.

SUBJECT TO COMPLETION              THE DATE OF THIS PROSPECTUS IS APRIL 9, 2010

INTERNET MEDIA SERVICES, INC.

7,500,000 SHARES OF COMMON STOCK

The 7,500,000 shares of our common stock will be distributed pro rata by Document Security Systems, Inc. (“DSS”), to its shareholders based upon each DSS shareholder’s beneficial ownership of DSS shares on the record date, which is the close of business (local time) on __________, 2010 (the "Record Date"). The shares are not listed on any national securities exchange nor are the shares quoted on the Over-the-Counter Electronic Bulletin Board or any other quotation service.  This Prospectus covers the distribution of the shares and their resale.

The Offering involves substantial risk.  Please see the “Risk Factors” section beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. Holders may not sell these securities until the registration statement and any amendment thereto is filed with the Securities and Exchange Commission and is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

April 9, 2010

SUMMARY OF OUR OFFERING
OUR BUSINESS

We are in the business of acquiring, building and monetizing Internet Web properties.  We have identified several vertical business channels we believe present the best opportunity for development.  Our business strategy is to acquire existing Web properties within vertical channels we believe are currently underdeveloped.  These acquired Web properties will serve as the anchor for the build out of each vertical channel.  A vertical channel is defined as a business category such as "automotive," "legal,” or "travel."  On October 8, 2009, we completed our first vertical channel acquisition in the legal channel with the asset purchase of the Web property LegalStore.com from Document Security Systems, Inc. in exchange for 7,500,000 shares of our common stock.

We were incorporated in March 2007 as a Delaware corporation and refer to ourself herein as “we”, “us”, the “Company” or “IMS.”  We conduct our operations in Rochester, New York and Santa Monica, California.  Our corporate office is located at 1434 6th Street, Suite 9, Santa Monica, CA 90401 and our telephone number is (310) 295-1922. Our website addresses are www.internetmediaservices.com and www.legalstore.com . Information contained on our websites is not a part of this Prospectus.

THE OFFERING

We intend to distribute to the shareholders of DSS , on a pro rata basis, an aggregate of 7,500,000 shares of our common stock based upon each DSS shareholder’s beneficial ownership of DSS shares on the Record Date (_____________). The distribution will be pro rata and the shareholders will not be required to pay any type of consideration in order to participate.

SELECTED FINANCIAL DATA

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

As of December 31, 2009

Balance Sheet
Total Assets	$349,192
Total Liabilities	$60,363
Shareholders Equity	$288,829

Statement of Operations
Revenue	$111,022
Cost of Revenue	$80,983
Operating Expense	$104,211
Net (Loss)	$(74,172)

QUESTIONS AND ANSWERS ABOUT THE DISTRIBUTION

WHY IS THE DISTRIBUTION STRUCTURED AS A DIVIDEND, RETURN OF CAPITAL, OR CAPITAL GAIN?

In connection with our asset purchase of the LegalStore.com from DSS, we issued to DSS 7,500,000 shares of our common stock and agreed to distribute these shares directly to DSS shareholders on a pro rata basis.  This distribution may constitute either a dividend, return of capital, or capital gain to DSS shareholders.  You should consult your tax advisor.

HOW WILL THE DISTRIBUTION OCCUR?

DSS will distribute to those shareholders owning shares of DSS common stock all 7,500,000 shares of our common stock owned by DSS.

HOW MANY SHARES OF OUR COMMON STOCK WILL I RECEIVE?

You will receive shares of our common stock based upon your beneficial ownership of DSS shares on the Record Date.

WHAT IS THE RECORD DATE FOR THE DISTRIBUTION?

The record date for stockholders entitled to receive shares of our common stock  is __________________.

WHAT IS THE DISTRIBUTION DATE?

We intend to distribute our shares as soon as possible following the effective date of this registration statement.

WHAT IF I WANT TO SELL MY INTERNET MEDIA SERVICES SHARES?

You should first consult your financial advisor. Currently, there is no public market for our common stock, and there can be no assurance that any public market will develop in the future.

WILL THE NUMBER OF SHARES OF COMMON STOCK I OWN IN DSS CHANGE AS A RESULT OF THE DISTRIBUTION?

No. The number of shares of DSS that you own will not change as a result of the distribution.

ARE THERE RISKS TO OWNING SHARES OF OUR COMMON STOCK?

Yes. Our business is subject to risks which are set forth in this Prospectus.

WHAT ARE THE REASONS FOR THE DISTRIBUTION?

On October 8, 2009, we purchased certain assets of the LegalStore.com from DSS for 7,500,000 shares of our common stock.  As a part of the purchase, we agreed to register the 7,500,000 shares so that DSS could distribute the shares on a pro rata basis to its shareholders.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This prospectus contains such "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this prospectus, and they may also be made a part of this prospectus by reference to other documents filed with the Securities and Exchange Commission, which is known as "incorporation by reference."

Words such as "may," "anticipate," "estimate," "expects," "projects," "intends," "plans," "believes" and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. All forward-looking statements are management's present expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward-looking statements might include one or more of the following:

o Anticipated results of operations;

o Anticipated pricing of goods and services;

o Anticipated market demand;

o Description of plans or objectives of management for future operations;

o Forecasts of future economic performance; and

o Descriptions or assumptions underlying or relating to any of the above items.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference in this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to us or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

RISK FACTORS

Investors should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business could be materially adversely affected. In such case, we may not be able to proceed with our planned operations and your investment may be lost entirely. The securities offered hereby should only be acquired by persons who can afford to lose their entire investment without adversely affecting their standard of living or financial security.

Risks Related to the Company

Economic conditions could reduce our revenue and adversely affect our customers and our working capital.

The U.S. economy has been in a downward cycle that began in 2007 and substantially deepened in 2008. As most, if not all, of our proposed vertical segments rely on Internet generated sales of goods and services, or Internet revenue generated through the sales of online advertising, the reduced consumer and advertiser demand resulting from the economic downturn may negatively affect our revenues or negatively impact our ability to grow our revenues. We cannot predict when the current economic downturn will end or reverse. There also could be a number of follow-on effects from the credit crisis and current economic environment on our business, including insolvency of customers and the inability for us to raise additional working capital economically to support the growth of our operations.

We have a limited operating history and may not be able to achieve financial or operational success.

We were founded in March 2007, and we initiated our first operating business by acquiring LegalStore.com in October 2009.  We have a limited operating history with respect to this or any newly acquired business.  As a result, we may not be able to achieve sustained financial or operational success, given the risks, uncertainties, expenses, delays and difficulties associated with an early-stage business in an evolving market.

Our growth strategy includes acquisitions that entail significant execution, integration and operational risks.

We are pursuing a growth strategy based in part on acquisitions, with the objective of creating a combined company that we believe can achieve increased cost savings and operating efficiencies through economies of scale especially in the integration of back office services.  We closed on our first acquisition in October 2009.  We will seek to make additional acquisitions in the future to increase our revenue.

This growth strategy involves significant risks. For example, there is significant competition for acquisition targets in our markets. Consequently, we may not be able to identify suitable acquisitions or may have difficulty finding attractive businesses for acquisition at reasonable prices. If we are unable to identify future acquisition opportunities, reach agreement with such third parties or obtain the financing necessary to make such acquisitions, we could lose market share to competitors who are able to make such acquisitions. This loss of market share could negatively impact our business, revenues and future growth.

Even if we are able to complete acquisitions that we believe will be successful, we may be unable to achieve the anticipated benefits of a particular acquisition, the anticipated benefits may take longer to realize than expected, or we may incur greater costs than expected in attempting to achieve anticipated benefits. Significant risks to these transactions, which could have an adverse effect on our business, prospects, financial condition, operating results or cash flow, include:

□	use of substantial portions of our available cash to pay all or a portion of the purchase prices of future acquisitions;
□	diversion of our attention from normal daily operations of our business to acquiring and assimilating new website businesses;
□
entry into new markets in which we have limited or no prior experience and in which competitors may have stronger market positions, which may result in errors or failures by us in the conception, structure or implementation of our strategies to take advantage of available opportunities in these new markets;

□	failure to understand the needs and behaviors of the audience for a newly acquired website or other product;
□	unwillingness by consumers and advertisers to accept our current or future pricing models or our inability to implement pricing models that maximize our revenues;
□	redundancy or overlap between existing products and services, on the one hand, and acquired products and services, on the other hand;
□	failure of the market to accept the products and services of an acquired business;
□	difficulty assimilating operations, technologies, products and policies of acquired businesses;
□	failure to improve our operation, infrastructure, financial and management controls, procedures and policies in step with our growth;
□	potential loss of key employees from an acquired company, in such areas as technology development, marketing, sales and content;
□	failure to integrate, train, supervise and manage our expanding work force effectively;
□	assuming liabilities, including unknown and contingent liabilities, of acquired businesses; and
□	potential impairment of acquired assets.

In addition, the issuance of equity or convertible debt securities to finance or otherwise complete acquisitions may dilute the ownership of our then-existing stockholders. Failure of our acquisition-based growth strategy to yield anticipated benefits would likely harm our operating results.

If any of our relationships with Internet search websites terminate or if such websites’ methodologies are modified, traffic to our websites and corresponding consumer origination volumes could decline.

We depend in part on various Internet search websites, such as Google, MSN and Yahoo!, and other websites to direct a significant amount of traffic to our websites and to generate customer referrals for our customer referral activities. Search websites typically provide two types of search results, algorithmic and purchased listings. Algorithmic listings cannot be purchased and, instead, are determined and displayed solely by a set of formulas designed by search engine companies. Other listings can be purchased and are displayed if particular word searches are performed on a search engine. We rely primarily on algorithmic search results to direct a substantial share of the visitors to our websites and the advertiser customers we serve.

Our ability to maintain the flow of visitors directed to our websites by search websites and other Internet websites is not entirely within our control. For example, search websites frequently revise their algorithms in an attempt to optimize their search result listings. Changes in the methodologies used by search websites to display results could cause our websites to receive less favorable placements, which could reduce the number of users who link to our websites from these search websites. Any reduction in the number of users directed to our websites would negatively affect our ability to earn revenue. If traffic on our websites declines, we may need to resort to more costly sources to replace lost traffic, and such increased expense could adversely affect our business and profitability.

Increases in the price of online marketing or the modification or termination of our relationships with Internet search websites and other Internet websites could have a negative impact on our revenues, margins and customer referrals.

Prices charged to us for online marketing have increased as a result of increased demand for advertising inventory, which has caused our advertising expenses to increase and our margins to decline. Our advertising contracts with online search engines and other Internet websites are typically short-term. If one or more Internet search websites or other Internet websites on which we rely for marketing modifies or terminates its relationship with us, our marketing expenses could further increase, the amount of website traffic and the number of customer referrals we generate could decrease, and our related revenues or margins could decline. As the number of customer referrals that we require to meet customer demand has increased, we have increased our levels of marketing to meet those requirements. However, we cannot assure you that an increase in marketing will result in an increase in customer referrals.

We expect to face increasing competition that could result in a loss of users and reduced profit margins.

The market within our designated vertical channels is anticipated to be highly competitive, and we expect competition to significantly increase in the future.  We compete or intend to compete with a wide variety of companies and web-based services, including well established websites.  We also anticipate that a number of companies are or will be attempting to enter the vertical channels we have identified, either directly or indirectly, some of which may become significant competitors in the future. As we broaden our services and evolve into a multi-channel company, we may be faced with increasing competition within each vertical channel we are in.

Some of our competitors have longer operating histories, greater name and brand recognition, larger user bases, significantly greater financial, technical, sales and marketing resources, and engage in more extensive research and development than we do.  We anticipate some of our competitors will also have lower customer acquisition costs than we do and offer a wider variety of services.  If our competitors are more successful than we are in attracting customers, our ability to maintain a large and growing customer base will be adversely affected.

More intense competition could also require us to increase our marketing expenditures, thereby reducing our profit margins and any profitability.

If we are unable to compete effectively, our business, revenues and future growth may suffer.

We contend with a variety of Internet and traditional offline competitors.  Many of our current and potential online and traditional store-based or print publication-based competitors have longer operating histories, more industry experience, larger customer or user bases, greater brand recognition and significantly greater financial, marketing and other resources than we do.  These current and potential competitors may be able to devote substantially greater resources to Internet websites and systems development than we can, including through acquisitions, investments and joint ventures. Our competitors may also be able to secure products from vendors on more favorable terms, fulfill customer orders more efficiently, adopt more aggressive pricing or devote more resources to marketing and promotional campaigns. In addition, traditional store-based and print publication-based retailers are able to offer customers the experience to see and feel products in a manner that is not possible over the Internet.

We cannot assure you that we will be able to compete successfully against current or future competitors. Competitive pressures may result in increased marketing costs, decreased prices for our advertising products and services, and decreased website traffic and loss of market share, which would adversely affect our business, revenues and future growth.

If we are not successful in increasing the number of our customers or having customers actively engage in revenue producing activities through our websites, products and services, our business and financial results will suffer.

The success of our business depends upon our ability to increase our base of customers actively engaged in revenue generating activities through our websites, products or services.  Our ability to increase our base of customers is dependent upon attracting new customers to our websites.  We may not be able to increase the level of new customers visiting our websites.  Failure to increase or maintain our base of customers would reduce our revenue and our ability to implement our strategies.

Our success is dependent upon our ability to enhance the quality and scalability of our various products and services in a changing environment.  If we are unable to do so, we may be unable to generate revenue growth.

Our customers use a wide variety of constantly changing hardware and software. We will continue to invest significant resources to develop products and services for new or emerging software and hardware platforms that may develop from time to time. However, there is a risk that a new hardware or software platform for which we do not provide products or services could rapidly grow in popularity. As a result, we may not be in a position to develop products or services for such platforms or may be late in doing so. If we fail to introduce new products or services that address the needs of emerging market segments or if our new products or services do not achieve market acceptance as a result of delays in development or other factors, our future growth and revenue opportunity could suffer.

If we are unable to develop new or enhanced features or fail to predict or respond to emerging trends, our revenue and any profitability will suffer.

Our future success will depend in part on our ability to modify or enhance our website features to meet user’s demands, add features and address technological advancements. If we are unable to predict preferences or industry changes, or if we are unable to modify our website features in a timely manner, we may lose members. New features may be dependent upon our obtaining needed technology or services from third parties, which we may not be able to obtain in a timely manner, upon terms acceptable to us, or at all. We spend significant resources developing and enhancing our features. However, new or enhanced features may have technological problems or may not be accepted by users. If we are unable to successfully develop, acquire or implement new features or enhance our existing features in a timely and cost-effective manner, our revenue and any profitability will suffer.

We do not currently maintain redundant capabilities and a catastrophic event could result in a significant disruption of our services.

Our computer equipment and the telecommunications infrastructure of our third-party network provider are vulnerable to damage from fires, earthquakes, floods, power loss, telecommunications failures, terrorism and similar events. Our servers are also vulnerable to computer viruses, worms, physical and electronic break-ins, sabotage and similar disruptions from unauthorized tampering of our computer systems. We do not currently maintain redundant capabilities and a catastrophic event could result in a significant and extended disruption of our services. Currently, we do not have a disaster recovery plan to address these and other vulnerabilities. As a result, it would be difficult to operate our business in the event of a disaster. Any prolonged disruption of our services due to these, or other events, would severely impact or shut down our business. We do not carry earthquake or flood insurance, and the property, business interruption and other insurance we do carry may not be sufficient to cover, if at all, losses that may occur as a result of any events which cause interruptions in our services.

If we fail to develop and diversify our website features, functionality and product and service offerings, we could lose market share.

Internet content, user tools and business models are evolving rapidly due to low barriers to entry and continuous technology innovations. To remain competitive, we must continue to improve the ease of use, responsiveness, functionality and features of our websites, develop content, new products and services, and continually improve the consumer’s purchasing experience. The time, expense and effort associated with such development may be greater than anticipated, and any features, functions, and products and services actually developed and introduced may not achieve consumer or advertiser acceptance or enhance user loyalty. Furthermore, our efforts to meet changing customer needs may require the development or licensing of increasingly complex technologies at great expense. If we are unable to develop and bring to market additional features, functions, content, products and services, we could lose market share to competitors, which could negatively impact our business, revenues and future growth.

Technological advances and changes in customer demands or industry standards could result in increased costs or render our products and services obsolete or less competitive.

The market for our products and services is characterized by rapid technological advances, changes in customer requirements, changes in protocols and evolving industry standards. Our efforts to keep up with such advances, requirements, protocol and standards may lead to increased product and service development costs and costly changes to our procedures and methodologies. If we fail in such efforts, our products and services may become obsolete or less competitive.  There is no assurance that we will be successful in keeping up with technological advances and changes in customer demands and industry standards, and our failure to do so may have a negative impact on our business, prospects and financial condition.

If we are unable to obtain or maintain key website addresses, our ability to operate and grow our business may be impaired.

Our website addresses, or domain names, are critical to our business. However, the regulation of domain names is subject to change, and it may be difficult for us to prevent third parties from acquiring domain names that are similar to ours, that infringe our trademarks or that otherwise decrease the value of our brands. If we are unable to obtain or maintain key domain names for the various areas of our business, our ability to operate and grow our business may be impaired.

Assertions by any third party that we infringe its intellectual property could result in costly and time-consuming litigation, expensive licenses or the inability to operate as planned.

The software and technology industries are characterized by the existence of a large number of patents, copyrights, trademarks and trade secrets and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. As we face increasing competition, the possibility of intellectual property rights claims against us may grow. Our services or technologies may not be able to withstand third-party claims or rights restricting their use. Companies, organizations or individuals, including our competitors, may hold or obtain patents or other proprietary rights that would prevent, limit or interfere with our ability to provide our services or develop new services and features, which could make it more difficult for us to operate our business.

If we are determined to have infringed upon a third party’s intellectual property rights, we may be required to pay substantial damages, stop using technologies or services found to be in violation of a third party’s rights or seek to obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms, or at all, and may significantly increase our operating expenses or may require us to restrict our business activities in one or more respects. We may also be required to develop alternative non-infringing technologies or services that could require significant effort and expense or may not be feasible. In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology or service, our business and results of operations could be harmed.

Our business will be adversely affected if we are unable to protect our intellectual property rights from unauthorized use or infringement by third-parties.

We rely on a combination of trademark, patent, trade secret and copyright law, license agreements and contractual restrictions, including confidentiality agreements and non-disclosure agreements with employees, contractors and suppliers, to protect our proprietary rights, all of which provide only limited protection.

In addition, effective patent, trademark, copyright and trade secret protection may not be available in every country in which our technologies and services are available. Legal standards relating to the validity, enforceability and scope of protection of intellectual property rights in Internet-related industries are uncertain and still evolving.

Government regulations and legal uncertainties concerning the Internet could hinder our business operations.

Laws applicable to the Internet and online privacy generally are becoming more prevalent. New laws and regulations may be adopted regarding the Internet or other online services in the United States and foreign countries that could limit our business flexibility or cause us to incur higher compliance costs. Such laws and regulations may address:

□	user privacy;

□	freedom of expression;

□	information security;

□	pricing, fees and taxes;

□	content and the distribution of content;

□	intellectual property rights;

□	characteristics and quality of products and services;

□	taxation; and

□	online advertising and marketing, including email marketing and unsolicited commercial email.

There can be no assurance that future laws will not impose taxes or other regulations on Internet commerce, which could substantially harm our business, results of operations and financial condition. The nature of such laws and regulations and the manner in which they may be interpreted and enforced is uncertain. The adoption of additional laws or regulations, either domestically and abroad, may decrease the popularity or impede the expansion of Internet marketing, restrict our present business practices, require us to implement costly compliance procedures or expose us and/or our customers to potential liability, which, in turn, could adversely affect our business. Furthermore, the applicability of existing laws to the Internet is unsettled with regard to many important issues, including intellectual property rights, export of encryption technology, personal privacy, libel and taxation. It may take years to determine whether and how such existing and future laws and regulations apply to us. If we are required to comply with new regulations or new interpretations of existing regulations, or if we are unable to comply with these regulations, our business could be harmed.

Changes in the legal regulation of the Internet may have specific negative effects on our business and operating results. For example, we may be considered to “operate” or “do business” in states where our customers conduct their business, resulting in regulatory action. Alternatively, we may be subject to claims under state consumer protection statutes if our customers are dissatisfied with the quality of our services, customer referrals or contract cancellation policies. These claims could result in monetary fines or require us to change the manner in which we conduct our business, either of which could adversely affect our business and operating results. Any of these types of claims, regardless of merit, could be time-consuming, harmful to our reputation and expensive to litigate or settle.

The increased security risks of online advertising and e-commerce may cause us to incur significant expenses and may negatively impact our credibility and business.

A significant prerequisite of online commerce, advertising, and communications is the secure transmission of confidential information over public networks. Concerns over the security of transactions conducted on the Internet, consumer identity theft and user privacy have been significant barriers to growth in consumer use of the Internet, online advertising, and e-commerce. A significant portion of our sales is billed directly to our customers’ credit card accounts. We rely on encryption and authentication technology licensed from third parties to effect secure transmission of confidential information. Encryption technology scrambles information being transmitted through a channel of communication to help ensure that the channel is secure even when the underlying system and network infrastructure may not be secure. Authentication technologies, the simplest example of which is a password, help to ensure that an individual user is who he or she claims to be by “authenticating” or validating the individual’s identity and controlling that individual’s access to resources. Despite our implementation of security measures, however, our computer systems may be potentially susceptible to electronic or physical computer break-ins, viruses and other disruptive harms and security breaches. Advances in computer capabilities, new discoveries in the field of cryptography or other developments may specifically compromise our security measures. Any perceived or actual unauthorized disclosure of personally identifiable information regarding website visitors, whether through breach of our network by an unauthorized party, employee theft or misuse, or otherwise, could harm our reputation and brands, substantially impair our ability to attract and retain our audiences, or subject us to claims or litigation arising from damages suffered by consumers, and thereby harm our business and operating results. If consumers experience identity theft after using any of our websites, we may be exposed to liability, adverse publicity and damage to our reputation. To the extent that identity theft gives rise to reluctance to use our websites or a decline in consumer confidence in financial transactions over the Internet, our businesses could be adversely affected. Alleged or actual breaches of the network of one of our business partners or competitors whom consumers associate with us could also harm our reputation and brands. In addition, we could incur significant costs in complying with the multitude of state, federal and foreign laws regarding the unauthorized disclosure of personal information. For example, California law requires companies that maintain data on California residents to inform individuals of any security breaches that result in their personal information being stolen. Because our success depends on the acceptance of online services and e-commerce, we may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by such breaches. Internet fraud has been increasing over the past few years, and fraudulent online transactions, should they continue to increase in prevalence, could also adversely affect the customer experience and therefore our business, operating results and financial condition.

We depend on key management, technical and marketing personnel for continued success.

Our success and future growth depend, to a significant degree, on the skills and continued services of our management team, including Raymond Meyers, our Chief Executive Officer, and Michael Buechler, our Executive Vice president.  Our ongoing success also depends on our ability to identify, hire and retain skilled and qualified technical and Internet marketing personnel in a highly competitive employment market.  As we develop and acquire new products and services, we will need to hire additional employees.  Our inability to attract and retain well-qualified managerial, technical and Internet sales and marketing personnel may have a negative effect on our business, operating results and financial condition.

We may be required to seek additional funding, and such funding may not be available on acceptable terms or at all.

We may need to obtain additional funding due to a number of factors beyond our expectations or control, including a shortfall in revenue, increased expenses, increased need for working capital due to growth, increased investment in capital equipment or the acquisition of businesses, services or technologies. If we do need to obtain funding, it may not be available on acceptable terms or at all. If we are unable to obtain sufficient funding, our business would be harmed. Even if we were able to find outside funding sources, we might be required to issue securities in a transaction that could be highly dilutive to our investors or we may be required to issue securities with greater rights than the securities we have outstanding today. We may also be required to take other actions that could lessen the value of our common stock, including borrowing money on terms that are not favorable to us. If we are unable to generate or raise capital that is sufficient to fund our operations, we may be required to curtail operations, reduce our services, defer or cancel expansion or acquisition plans or cease operations in certain jurisdictions or completely.

Risks Related to our Securities

Our common stock is not listed on any stock exchange and may never be, is not currently traded or may not ever be, and no public or private market exists for our stock.

We intend to seek to list our common stock for quotation on the Over-the-Counter Electronic Bulletin Board. There can be no assurance that the shares will be quoted on the Bulletin Board and, even if quoted, there may be extremely limited trading activity and liquidity.

Our common stock may be considered “penny stock”, which will further reduce the liquidity of our common stock.  Our common stock is likely to fall under the definition of “penny stock,” trading in the common stock is limited because broker-dealers are required to provide their customers with disclosure documents prior to allowing them to participate in transactions involving the common stock. These disclosure requirements are burdensome to broker-dealers and may discourage them from allowing their customers to participate in transactions involving our common stock, thereby further reducing the liquidity of our common stock.

Penny stocks” are equity securities with a market price below $5.00 per share other than a security that is registered on a national exchange, included for quotation on the NASDAQ system or whose issuer has net tangible assets of more than $2,000,000 and has been in continuous operation for greater than three years. Issuers who have been in operation for less than three years must have net tangible assets of at least $5,000,000.

Rules promulgated by the Securities and Exchange Commission under Section 15(g) of the Exchange Act require broker-dealers engaging in transactions in penny stocks, to first provide to their customers a series of disclosures and documents including:

□	A standardized risk disclosure document identifying the risks inherent in investment in penny stocks;
□	All compensation received by the broker-dealer in connection with the transaction;
□	Current quotation prices and other relevant market data; and o Monthly account statements reflecting the fair market value of the securities.

These rules also require that a broker-dealer obtain financial and other information from a customer, determine that transactions in penny stocks are suitable for such customer and deliver a written statement to such customer setting forth the basis for this determination.

Our directors and executive officers will continue to exert significant control over our future direction, which could reduce the sale value of our Company.

Upon completion of the distribution, members of our Board of Directors and our executive officers will own 65.02% of our outstanding common stock.  Accordingly, these stockholders, if they act together, will be able to control all matters requiring approval of our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership, which could result in a continued concentration of representation on our Board of Directors, may delay, prevent or deter a change in control and could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our assets.

Investors should not anticipate receiving cash dividends on our common stock.

We have never declared or paid any cash dividends or distributions on our common stock and intend to retain future earnings, if any, to support our operations and to finance expansion. Therefore, we do not anticipate paying any cash dividends on the common stock in the foreseeable future.

Our indemnification of officers and directors and limitations on their liability could limit our recourse against them.

Our Certificate of Incorporation and Bylaws contain broad indemnification and liability limiting provisions regarding our officers, directors and employees, including the limitation of liability for certain violations of fiduciary duties.  Shareholders therefore will have only limited recourse against these individuals.

If we fail to implement and maintain proper and effective internal controls and disclosure controls and procedures, our ability to produce accurate and timely financial statements and public reports could be impaired, which could adversely affect our operating results, our ability to operate our business and investors’ views of us.

We must ensure that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis.  We will be required to spend considerable effort establishing and maintaining our internal controls, which will be costly and time-consuming and will need to be re-evaluated frequently.  We are in the process of documenting, reviewing and, if appropriate, improving our internal controls and procedures in anticipation of being a reporting company and eventually being subject to Section 404 of the Sarbanes-Oxley Act of 2002, which will require annual management assessments of the effectiveness of our internal control over financial reporting.  Under current regulations, we expect that the first year for this assessment, as well as an audit of our internal controls over financial reporting by our independent registered public accounting firm, will be fiscal 2011.  As we begin the assessment process in anticipation of being subject to these Section 404 requirements and, as part of that documentation and testing, we may identify areas for further attention and improvement.  We are in the process of developing disclosure controls and procedures designed to ensure that information required to be disclosed by us in our public reports and filings is recorded, processed, summarized and reported within the time periods specified by applicable SEC rules and forms.

Implementing any appropriate changes to our internal controls and disclosure controls and procedures may entail substantial costs to modify our existing financial and accounting systems and internal policies, take a significant period of time to complete, and distract our officers, directors and employees from the operation of our business. These changes may not, however, be effective in establishing or maintaining the adequacy of our internal controls or disclosure controls, and any failure to maintain that adequacy, or a consequent inability to produce accurate financial statements or public reports on a timely basis, could materially adversely affect our business. Further, investors’ perceptions that our internal controls or disclosure controls are inadequate or that we are unable to produce accurate financial statements may seriously affect the price of our common stock.

We have additional common stock and preferred stock available for issuance, which, if issued, could adversely affect the rights of the holders of our common stock.

Our Certificate of Incorporation authorizes the issuance of up to 25,000,000 shares of our common stock and up to 10,000,000 shares of preferred stock.  The common stock and the preferred stock can be issued by the Board of Directors, without stockholder approval.  Any future issuances of common stock, an increase in the authorized shares of common stock or preferred stock would further dilute the percentage ownership of the Company held by our investors.

USE OF PROCEEDS

The shares included in this registration statement will be distributed as a dividend to the shareholders of DSS pro rata as of the Record Date. We will not receive any proceeds from the sale of the shares offered by this prospectus.

DETERMINATION OF OFFERING PRICE

There is no established public market for the shares of common stock being registered. As a result the offering price of the shares of common stock offered hereby has been arbitrarily determined by us to be $0.001 per share, and does not necessarily bear any relationship to assets, earnings, book value or any other objective criteria of value. In addition, no investment banker, appraiser or other independent third party has been consulted concerning the offering price for the shares or the fairness of the offering price.

SELLING SECURITY HOLDERS

DSS intends to distribute all 7,500,000 shares being registered hereby to its shareholders on a pro rata basis.

PLAN OF DISTRIBUTION

The securities to be registered will be distributed by DSS to its shareholders as of the Record Date on a pro rata basis.

DESCRIPTION OF SECURITIES

GENERAL

The following is a summary of information concerning our capital stock. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of our Certificate of Incorporation and all amendments thereto. The summary is qualified by these documents, which you must read for complete information on our capital stock. The Certificate of Incorporation and all amendments thereto and by-laws of the Company are included as exhibits to the registration statement, of which this Prospectus is a part.

COMMON STOCK

We are authorized to issue 25,000,000 shares of Common Stock, $.001 par value authorized, of which 20,501,000 are issued and outstanding as of March 31, 2010.

VOTING RIGHTS

Each outstanding share of common stock entitles the holder thereof to one vote per share on matters submitted to a vote of stockholders. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our Board of Directors. Our Board of Directors has never declared a dividend. Should we decide in the future to pay dividends, it will be at the discretion of the Board of Directors and will be dependent upon then existing conditions, including the Company’s financial condition and the results of operations, capital requirements, contractual restrictions, business prospects, and other factors that the Board of Directors considers relevant. Each share is entitled to the same dividend.  In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

PREFERRED STOCK

                We are authorized to issue up to 10,000,000 shares of $.001 par value preferred stock in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our Board of Directors.  The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our Company without further action by stockholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock.  In certain circumstances, the issuance of preferred stock could depress the market price of the common stock. No shares of preferred stock have been issued.

DIVIDENDS

We have not declared any dividends, and we do not plan to declare any cash dividends in the foreseeable future.

WARRANTS, OPTIONS AND CONVERTIBLE DEBT.

There are no outstanding options, warrants or convertible debt.

TRANSFER AGENT

Our transfer agent is Corporate Stock Transfer, Inc., Denver, Colorado.

INTEREST OF NAMED EXPERTS AND COUNSEL

The validity of the securities offered hereby will be passed upon by the Law Office of Gary A. Agron. The financial statements of the Company and the business aquired (Legalstore.com) appearing in this Prospectus have been audited by Freed Maxick & Battaglia, CPAs, PC, our independent registered public accounting firm.

BUSINESS
Our Objective

Our plan is to build a targeted multi-faceted Internet media company specializing in acquiring, developing and enhancing Web properties through the use of technology and advanced marketing techniques.

Our objectives include:

□	Acquiring existing Web properties, generic and/or recognizable domain names with existing Web traffic and revenue streams.

□	Starting with LegalStore.com, and using our newly acquired domain names as anchor names, creating vertical segments in which to sell products, advertising, and marketing services.

□	Developing innovative and distinctive advertising and marketing programs to continually increase the monetization of all domain names.

□	Using cross promotion traffic promotion techniques to increase the profitability of the Web properties.

      To be successful we believe we must:

□	Identify quality Web properties for acquisition that generate, now or in the future, targeted premium Web traffic.

□	Acquire these Web properties in a manner that is supported by our business model.

□	Integrate the acquired Web properties into our vertical channel in order to generate additional traffic to the acquired Web properties.

□	Develop new products and services that are pushed down the vertical channels.

□	Effectively manage the growth, both traffic and revenue, throughout the Company's lifecycle.

We believe risks associated with our objectives and strategies can be minimized by:

□	Acquiring quality Web properties that are currently producing a revenue stream that, in our estimation, have the potential to be increased.

□	Utilizing our management experience to manage the growth of the organization.

□	Using our understanding of the marketplace to develop techniques and processes that maximize the revenue generated from all vertical channels.

□	Creating automated processes, wherever possible, throughout to increase accuracy and reduce labor cost.

Our Strategy

We will seek to acquire existing Web properties within our identified vertical markets that we believe are currently underdeveloped.  IMS uses an acquisition model that seeks opportunities that have some the following characteristics:

□	Web-based service offering where the customer accesses our application server via the Internet

□	Defined market segment

□	Cash flow positive (post transaction)

□	Undervalued, based on potential growth

□	In need of automation or process improvement

□	Synergistic to other owned properties

□	Recurring revenue model

□	Scaleable model

These acquired Web properties will serve as the anchor for the build out of the identified vertical channel.  A vertical channel is defined as a business category such as "automotive," "legal,” or "travel.”  We have identified several vertical channels that will be explored for possible development.  We anticipate identifying additional vertical channels in the future.  Therefore will not be limited to develop the vertical channels we have currently identified.  We will only develop those channels we feel will allow the best opportunity for growth.  Some of our identified vertical channels are:

□	Cars and Automobiles

□	Computers and Technology

□	Careers and Education

□	Online Games

□	Internet Marketing

□	Legal

□	Money and Investing

□	Movies, Music, and Films

□	Real Estate

□	Sports and Recreation

□	Travel

We intend to concentrate our initial efforts on developing the Legal and the Internet Marketing channel.  Our first Web property acquisition, www.legalstore.com, will serve as the anchor for the Legal vertical.  We will seek to acquire additional domain names with associated Web traffic and either redirect the traffic to the Legalstore.com website or use the domain names to develop supporting Web properties.

The LegalStore.com

On October 8, 2009, we completed our first vertical channel acquisition with the asset purchase of LegalStore.com consisting of the e-commerce site www.legalstore.com; leased warehouse and office space in Rochester, New York; a 15,000 customer name list; cash and accounts receivable; current inventory; certain fixed assets; and assumed certain accounts payables.  LegalStore.com offers legal supplies, legal forms, and related legal products.  Using our channel strategy detailed above, LegalStore.com will serve as the anchor Web property for our Legal channel.

Since acquiring the property we have upgraded the Website’s look and feel.  We have also been able to identify and acquire other key domain names that will be used in the building of the legal channel, including the domain names willsupplies.com, exhibitlabel.com and securitypaper.com.

Our 2010 objectives for the Legal channel include:

□	Lowering the “Cost of Goods Sold” by contracting with lower cost suppliers.
□	Launching additional Web sites focused on specific products thereby building a network of sites enhancing the probability of better search engine ranking.
□	Introducing the first technology based service – providing leads to lawyers.
□	Introducing a consumer oriented legal product service which allows the consumer to prepare certain legal forms and documents.

Competition

The markets within our designated vertical channels are highly competitive, and we expect competition to significantly increase in the future.  We compete or intend to compete with a wide variety of companies and Web-based services, including well established Websites.  We also anticipate that a number of companies are or will be attempting to enter the vertical channels we have identified, either directly or indirectly, some of which may become significant competitors in the future.  As we broaden our services and evolve into a multi-channel company, we may be faced with increasing competition within each vertical channel we are in.

Some of our competitors have longer operating histories, greater name and brand recognition, larger user bases, significantly greater financial, technical, sales and marketing resources, and engage in more extensive research and development than we do.  We anticipate some of our competitors will also have lower customer acquisition costs than we do and offer a wider variety of services.  If our competitors are more successful than we are in attracting customers, our ability to maintain a large and growing customer base will be adversely affected.

Employees

At March 31, 2010, we had five full-time employees, and one part-time employee.  Three of the full-time employees were located at our Rochester, NY location, and the balance of our employees are located at our Santa Monica, CA office.  None of our employees are represented by a labor union or are party to a collective bargaining agreement, and we consider our relationships with our employees to be good.

Facilities

We lease approximately 4,000 square feet of office and warehouse space at 320 North Goodman Street, Suite 209,  in Rochester, NY for our LegalStore.com business unit for $1,750 per month on a five year lease expiring October 31, 2010.  Our corporate offices are located at 1434 6th Street, Suite 9, Santa Monica, CA and consist of 2,000 square feet under a one year lease for $2,000 per month, which expires January 31, 2011.

MARKET PRICE FOR COMMON STOCK AND RELATED

STOCKHOLDER MATTERS

There is currently no public trading market for our common stock. We intend to apply for quotation of our common stock on the Bulletin Board.  We can provide no assurance that we will be able to list our stock for quotation on the Bulletin Board.

Upon distribution of the shares included in this registration statement to the DSS shareholders, there will be approximately 5,500 holders of  our common stock.

We have not declared any cash dividends on our common stock since our inception and do not anticipate doing so in the foreseeable future.

We do not have any equity compensation plan.

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

GENERAL

We were incorporated on March 26, 2007 and did not have operations until we acquired the LegalStore.com on October 8, 2009.  We are in the business of acquiring, building, and monetizing Internet web properties in vertical business channels identified by us.  We then use these web properties as an anchor to build within that vertical channel.

On October 8, 2009 we completed our first acquisition in the Legal vertical channel through the purchase of assets and assumption of certain liabilities of LegalStore.com from Lester Levin, Inc., a New York corporation and wholly owned subsidiary of Document Security Systems, Inc. in exchange for 7,500,000 shares of our common stock.  LegalStore.com is an Internet based company that primarily sells legal supplies and legal forms to the legal community.  We currently operate in one business segment.

During 2009, our Chief Executive Officer advanced IMS $23,929 for working capital.  These advances are unsecured, non-interest bearing, and are due on demand.  The advances are included in current liabilities on our balance sheet as of December 31, 2009.

RESULTS OF OPERATIONS

For The Year Ended December 31, 2009

We did not have any revenue in 2009 until the completion of our acquisition of the LegalStore.com on October 8, 2009.  Accordingly, revenue comparisons in prior periods are not meaningful.  Revenue for the three month period subsequent to the acquisition date through December 31, 2009 totaled $111,022.  Costs of revenue for this period totaled $80,983 resulting in a gross profit of $30,039.  During this period we incurred operating expenses totaling $104,211.  As a result, we had a net loss from operations of $74,172.  The 2009 unaudited pro-forma results of operations had the acquisition occurred January 1, 2009 are presented later in this Prospectus.

LIQUIDITY AND CAPITAL RESOURCES

At December 31, 2009, we had cash totaling $7,777, accounts receivable of $33,246, inventory of $90,829, and prepaid expenses of $5,251.  Current assets totaled $137,103.  Total assets totaled $349,192.

At December 31, 2009, we had accounts payable of $26,922, accrued expenses of $9,781, and advances from related party of $23,929.  Total current liabilities were $60,363 at December 31, 2009.

At December 31, 2009, we had a working capital surplus of $76,740.

We expect to use our existing cash and revolving line of credit to support our current operations and our efforts to achieve consistent positive cash flow from operations, although there is no guarantee the Company will be able to do so.   The Company’s ability to fund its capital requirements out of its available cash, cash generated from operations and revolving line of credit depends on a number of factors.  Some of these factors include our ability to (i) increase sales of our existing core products in the Legal channel; (ii) successful introduction of new business-to-business products and services for the Legal channel; and (iii) successful introduction of a business-to-consumer product line for the Legal channel.  If the Company cannot generate sufficient cash from its current operations, the Company may need to raise additional funds in the future in order to fund its working capital needs.

We anticipate additional financing will be needed to facilitate future growth through the acquisition of Internet Web properties.  Our future financing needs may be met through either a debt or equity offering.

SUBSQUENT EVENTS

Subsequent to December 31, 2009, additional advances from our Chief Executive Officer of $41,063 for working capital were received by us upon the same terms as the 2009 advances.  On April 8, 2010, the aggregate advances of $64,992 have been formalized with the execution of a $200,000 revolving line of credit agreement between the Company and our Chief Executive Officer.

OFF BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements.

MANAGEMENT

Directors and Executive Officers

Name	Age	Position	Director/Officer Since

Raymond J. Meyers	53	Chief Executive Officer, President,	April 2008
		Treasurer ,and Director

Michael Buechler	37	Executive Vice President, Secretary,	June 2009
		and Director

Alexander A. Orlando	47	Director	April 2008

Patrick White	56	Director	October 2009

Philip Jones	40	Director	October 2009

The principal occupations for at least the past five years of each of our directors and executive officers are as follows:

Raymond Meyers founded IMS in March 2007 and has been Chief Executive Officer and President since the Company’s inception.  Mr. Meyers is a results-driven technology industry executive bringing over 30 years of entrepreneurial, Internet, technology, financial, operating and management experience to the Company.  Throughout his career, he has been successful by combining expertise in marketing, business development, strategic planning, P&L management and SEC regulatory requirements with excellent organizational, leadership, team building and operations management qualifications.  Mr. Meyers founded and operated several technology-based companies, with the most recent one being eBoz, Inc., an Internet marketing tools company, which he sold to Web.com (NasdaqGM: WWWW) in 2005.  He was previously (from December 1996 to December 1999) CEO and President of a NASDQ listed company.  He is a graduate of Rutgers University with continuing education at UCLA.

Michael Buechler joined IMS in March 2009 and is currently its Executive Vice President – Web Properties.  Mr. Buechler is an Internet specialist who is experienced in the development and marketing of innovative Web-based products services.  He brings over 15 years experience to IMS in areas of technology, operations, management and entrepreneurial ventures.  Mr. Buechler co-founded Linkbuddies.com banner exchange which was one of the first and largest banner exchanges in the world.  Linkbuddies had over 250,000 members and displayed over 10,000,000 banner impressions a day.  Linkbuddies.com was acquired by iBoost, Inc. in 2000.  Mr. Buechler was Vice President – Web Properties at eBoz, Inc., an Internet marketing tools company and was instrumental in eBoz’s sale to Web.com in 2005.  At Web.com, he held the title of Director – Product Strategy and was responsible for product strategy for this NASDAQ listed Web services company.  Mr. Buechler also managed the team that was responsible for the technical integration of newly acquired product lines.

Alexander A. Orlando has over 25 years experience implementing operational and financial strategies for growing organizations.  He has extensive experience in a number of entrepreneurial ventures.   Mr. Orlando's professional experience includes; Chief Financial Officer and Treasurer for Eagle International Institute, Inc., a member of the Rochester Top 100 fastest growing companies and recognized as one of INC. 5000 fastest growing companies in the U.S., Vice President for eBoz, Inc., a start up Internet venture purchased sold to Web.com in 2005, General Manager and Controller for Foley-PLP,  Senior Executive for ITT Industries-Goulds Pumps, Managing Partner of Wagner's Tax and Consulting Services and Owner of several Subway Sandwich Franchises and Real Estate Investments.  He is a graduate of Ithaca College with a BS in Finance and Accounting, with continuing education at Geneseo State College.

Patrick White founded Document Security Systems, Inc. in 2002 and serves as Chief Executive Officer and a Director. DSS is an AMEX Exchange listed company.  Under Mr. White's direction, in 2008 and 2009 Document Security Systems was named "Technology Fast 500" which is a list published by Deloitte LLP for the fastest growing technology companies in the USA. Mr. White is a forward thinking, results-driven, security technology industry executive who brings over 25 years of private and public company operating, financial, and management experience to DSS. He has extensive experience building organizations through combining his expertise in strategic planning, capital raising, product design and development, sales and marketing, mergers and acquisitions, and operations management. Mr. White currently sits on the board of several privately-held technology companies and is a frequent speaker at industry functions. Previously, he has held executive and financial positions at Citizens Bank (formerly Rochester Community Savings Bank), and several commercial printing companies. Mr. White received his Bachelors of Science (Accounting) degree and Masters of Business Administration from Rochester Institute of Technology.

Philip. Jones is a CPA and holds an MBA from Rochester Institute of Technology.  He has 13 years experience in both the public and private accounting and finance sectors, including positions at Arthur Anderson and PricewaterhouseCoopers, American Fiber Systems (Controller), and Zapata (NYSE:ZAP)(Accounting Manager and Director of Finance). Prior to his role at Document Security Systems, Mr. Jones was Controller at American Fiber Systems, Inc. (AFS), a rapidly growing telecommunications company based in Rochester, NY.  At AFS, he was responsible for all facets of financial and accounting management with anticipation of an Initial Public Offering. At Zapata, Mr. Jones was responsible for all SEC reporting requirements, which included the successful spin-off and IPO of the company's Internet subsidiary.  Mr. Jones joined DSS in 2005 and is currently its Chief Financial Officer.  At DSS, Mr. Jones combines his technical SEC reporting experience with his hands-on operational experience, including directing systems and process implementations and general financial controls.

Term of Office

Directors are elected to hold office until the next annual meeting of shareholders and until their successors are elected and qualified.  Annual meetings of the shareholders, for the selection of directors to succeed those whose terms expire, are held at such time each year as designated by the Board of Directors.  Officers of the Company are elected by the Board of Directors, which is required to consider that subject at its first meeting after every annual meeting of shareholders.  Each officer holds office until his successor is elected and qualified or until his earlier resignation or removal.

Executive Compensation

We do not have employment agreements with our executive officers, Mr. Meyers and Mr. Buechler.  We currently pay Mr. Meyers and Mr. Buechler $3,000 per month each.  We do not have key person life insurance on the lives of any of our executive officers.

The following table discloses compensation received by our Chief Executive Officer and acting Chief Financial Officer, and our Executive Vice-President, also referred to herein as our “named executive officers,” for the fiscal years ended December 31, 2009 and 2008.

Name and Principal Position	Year		Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Raymond J Meyers,	2009		$7,500	—	—	—	—	$7,500
Chief Executive Officer, acting Chief Financial Officer	2008	(1)	—	—	—	—	—	—

Michael Buechler,	2009		$7,500	—	—	—	—	$7,500
Executive Vice President	2008	(1)	—	—	—	—	—	—

1.   During 2008, Mr. Meyers and Mr. Buechler were not employees and did not receive any compensation from the Company.

Director Compensation

Our non-employee directors do not currently receive compensation for their services as directors although they are provided reimbursement for out-of-pocket expenses incurred in attending Board meetings.  We may pay cash and stock-based compensation to our directors in the future.

Board Committees

We do not have any committees of the Board of Directors.  We consider a majority of our Board members (Messrs. Orlando, White and Jones) to be independent directors under rules of the Securities and Exchange Commission.

Equity Incentive Plan

We intend to adopt an equity incentive plan, which we refer to as our Plan, which will provide for the grant of options intended to qualify as “incentive stock options” and “non-statutory stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, together with the grant of bonus stock and stock appreciation rights, at the discretion of our Board of Directors. Incentive stock options are issuable only to our eligible officers, directors and key employees. Non-statutory stock options are issuable only to our non-employee directors and consultants. We have not determined the aggregate maximum number of shares of common stock or appreciation rights that may be issued under the Plan. The Plan will be administered by our full Board of Directors. Under the Plan, the Board will determine which individuals shall receive options, grants or stock appreciation rights, the time period during which the rights may be exercised, the number of shares of common stock that may be purchased under the rights and the option price.

Limitation on Liability and Indemnification of Officers and Directors

Our Certificate of Incorporation provides that liability of directors to us for monetary damages is eliminated to the full extent provided by Delaware law. Under Delaware law, a director is not personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for authorizing the unlawful payment of a dividend or other distribution on our capital stock or the unlawful purchases of our capital stock; (iv) a violation of Delaware law with respect to conflicts of interest by directors; or (v) for any transaction from which the director derived any improper personal benefit.

The effect of this provision in our Certificate of Incorporation is to eliminate our rights and our stockholders’ rights (through stockholders’ derivative suits) to recover monetary damages from a director for breach of the fiduciary duty of care as a director (including any breach resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (v) above. This provision does not limit or eliminate our rights or the rights of our security holders to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care or any liability for violation of the federal securities laws.

CORPORATE GOVERNANCE

We do not have an audit committee, compensation committee or nominating committee. As we grow and evolve into a SEC registrant, our corporate governance structure is expected to be enhanced.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS ND MANAGEMENT

As of the date of this Prospectus, there are 20,501,000 shares of common stock outstanding. The following table sets forth certain information regarding the beneficial ownership of the outstanding shares as of the date of this Prospectus by (i) each person who is known by us to own beneficially more than 5% of our outstanding common stock; (ii) each of our executive officers and directors; and (iii) all of our executive officers and directors as a group. Except as otherwise indicated, each such person has investment and voting power with respect to such shares, subject to community property laws where applicable. The address of our executive officers and directors is in care of us at 1434 6th Street, Suite9, Santa Monica, CA 90401.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficially Owned
Raymond J. Meyers	9,000,000	43.90%
Document Security Systems, Inc.	7,500,000	36.58%
Michael Buechler	4,000,000	19.51%
Alexander A. Orlando	1,000	% *
Patrick White (1)	320,000	1.7%
Philip Jones (1)	10,000	% *
All executive officers and directors
as a group (five persons)	13,330,000	65.02%

*Less than 1%

(1) Represents shares to be received upon completion of the distribution to DSS shareholders.

RELATED PARTY TRANSACTIONS

During 2009, our Chief Executive Officer advanced the Company $23,929.  The advances are unsecured, non–interest bearing, have no stated repayment terms and are due on demand.  The advances are included in current liabilities in the accompanying balance sheet as of December 31, 2009.  Subsequent to December 31, 2009, additional advances of $41,063 were received from our Chief Executive Officer by the Company for working capital and upon the same terms as the 2009 advances.  On April 8, 2010, the aggregate advances of $64,992 have been formalized with the execution of a $200,000 revolving line of credit agreement between the Company and our Chief Executive Officer.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

The Company provides indemnification for all reasonable actions taken by a director or officer in good faith to the fullest extent permitted under Delaware law.  In addition, under Delaware law, officers and directors are not liable for monetary damages unless an officer’s or director's breach of or failure to perform duties as a director constitutes a violation of the criminal law or involves a transaction from which the director derived an improper personal benefit either directly or indirectly.

Insofar as indemnification for liabilities arising under the Securities Act may be available to directors, officers and controlling persons of the Registrant pursuant to any provision or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC with respect to the shares of our common stock being registered hereunder. This prospectus, which is a part of such registration statement, does not include all of the information that you can find in such registration statement or the exhibits to such registration statement. You should refer to the registration statement, including its exhibits and schedules, for further information about us and our common stock. Statements contained in this prospectus as to the contents of any contract or document are not necessarily complete and, if the contract or document is filed as an exhibit to a registration statement, is qualified in all respects by reference to the relevant exhibit.

After the distribution, we will file annual, quarterly and current reports, proxy statements and other information with the SEC. The registration statement is, and any of these future filings with the SEC will be, available to the public over the Internet on the SEC's website at www.sec.gov . You may read and copy any filed document at the SEC's public reference rooms in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549 and at the SEC's regional offices. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.   Other Expenses of Issuance and Distribution

The estimated expenses of registration and distribution will be borne exclusively by the Registrant and include:

Registration fee	$
Transfer agent fees		$10,000
Legal fees		$50,000
Accounting fees		$16,500
Miscellaneous expenses		$5,000
Total		$81,500

RECENT SALE OF UNREGISTERED SECURITIES

Item  14.   Indemnification of Directors and Officers

Our Certificate of Incorporation provides that liability of directors to us for monetary damages is eliminated to the full extent provided by Delaware law.  Under Delaware law, a director is not personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for authorizing the unlawful payment of a dividend or other distribution on our capital stock or the unlawful purchases of our capital stock; (iv) a violation of Delaware law with respect to conflicts of interest by directors; or (v) for any transaction from which the director derived any improper personal benefit.

The effect of this provision in our Certificate of Incorporation is to eliminate our rights and our stockholders’ rights (through stockholders’ derivative suits) to recover monetary damages from a director for breach of the fiduciary duty of care as a director (including any breach resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (v) above.  This provision does not limit or eliminate our rights or the rights of our security holders to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care or any liability for violation of the federal securities laws.

            Insofar as indemnification for liabilities arising under the Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item  15.   Recent Sales of Unregistered Securities

In the last three years, we have issued the following unregistered securities:

Date	Name	Shares	Price per Share
May 11, 2009	Raymond Meyers	9,000,000	$.001
May 11, 2009	Alexander Orlando	1,000	$.001
May 11, 2009	Michael Buechler	4,000,000	$.001
October 8, 2009	Document Security Systems, Inc.	7,500,000	Exchanged for Assets in LegalStore.com

All of the shares issued above were issued pursuant to the exemption from registration provided in Section 4(2) of the Securities Act of 1933, as amended.  The shares were issued to only four investors, three of whom were officers and/or directors of the Company and the fourth was Document Security Systems, Inc. a public company which is also a control stockholder of the Company.

Item 16.    Exhibit Index

3.1	Certificate of Incorporation of the Registrant, as amended
3.2	By-laws of the Registrant
5.1	Opinion on legality
10.1	Lease (Santa Monica)
10.2	Agreements with DSS
23.1	Consent of independent registered public accounting firm
23.2	Consent of Gary A. Agron (See Exhibit 5.1)

Item 17.   Undertakings

            (1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 12% change in the maximum aggregate offering price set forth in the “Calculation of registration Fee” table in the effective registration statements; and

iii.         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

   In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)           That, for the purpose of determining liability under the securities Act of 1933 to any purchaser:

(i)     Pursuant to Rule 430B:

                        (A)           Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

                                    (B)            Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)9i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.   Provided, however, that no statement made in a registration statement or prospectus that is part of the registration   statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

 (6)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    (ii)          Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (iii)         The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    (iv)         Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7)           Upon effectiveness of this registration statement, the Registrant will provide to DSS certificates in such denominations and registered in such names as required to permit prompt distribution to the named shareholders of DSS.

(8)            In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Santa Monica, State of California on April 9, 2010.

Internet Media Services, Inc.

By: /s/ Raymond J. Meyers
Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities on April 9, 2010

/s/ Raymond J. Meyers	Chief Executive Officer and Principal Accounting Officer and Director
Raymond J. Meyers

/s/ Michael Buechler	Executive Vice President and Director
Michael Buechler

/s/ Alexander A. Orlando	Director
Alexander A. Orlando

/s/ Patrick White	Director
Patrick White

/s/ Philip Jones	Director
Philip Jones

EXHIBIT INDEX

Exhibits.

3.1	Certificate of Incorporation of the Registrant, as amended
3.2	By-laws of the Registrant
5.1	Opinion on legality
10.1	Lease (Santa Monica)
10.2	Agreements with DSS
23.1	Consent of independent registered public accounting firm
23.2	Consent of Gary A. Agron (See Exhibit 5.1)

FINANCIAL STATEMENTS

INTERNET MEDIA SERVICES, INC.

DECEMBER 31, 2009

CONTENTS
Page

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Financial Statements:

Balance Sheet	F-3

Statement of Operations and Accumulated Deficit	F-4

Statement of Cash Flows	F-5

Notes to the Consolidated Financial Statements	F-6 - F-11

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Internet Media Services, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheet of Internet Media Services, Inc. and Subsidiary as of December 31, 2009, and the related consolidated statements of operations and accumulated deficit, and cash flows for the year then ended.  These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor have we been engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Internet Media Services, Inc. and Subsidiary as of December 31, 2009, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Freed Maxick & Battaglia, CPAs, PC

Buffalo, New York
April 9, 2010
F-2

INTERNET MEDIA SERVICES, INC.

CONSOLIDATED BALANCE SHEET
December 31, 2009

ASSETS

Current assets:
Cash	$7,777
Accounts receivable	33,246
Inventory	90,829
Prepaid expenses	5,251
Total current assets	137,103

Property and equipment, net	26,922
Other intangibles, net	165,750
Goodwill	19,417

Total assets	$349,192

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$26,653
Accrued expenses	9,781
Advances from related party	23,929
Total current liabilities	60,363

Stockholders' equity
Common stock, $.001 par value, 25,000,000 shares authorized,
20,501,000 shares issued and outstanding	20,501
Additional paid in capital	342,500
Accumulated deficit	(74,172)
288,829

Total liabilities and stockholders' equity	$349,192

See accompanying notes.
F-3

INTERNET MEDIA SERVICES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT
For the Year Ended December 31, 2009

Revenue	$111,022

Costs of revenue	80,983

Gross profit	30,039

Operating expenses	104,211

Net loss and accumulated deficit - end of year	$(74,172)

See accompanying notes.
F-4

INTERNET MEDIA SERVICES, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2009

Cash flows from operating activities:
Net loss	$(74,172)
Adjustments to reconcile net loss to net
cash used by operating activities:
Depreciation and amortization	5,739
(Increase) decrease in assets:
Accounts receivable	(2,085)
Inventory	10,182
Prepaid expenses	(5,251)
Increase in liabilities:
Accounts payable and accrued expenses	36,434
Net cash used by operating activities	(29,153)

Cash flows from financing activities:
Advances from related party	23,929
Proceeds from sale of common stock	13,001
Net cash provided by financing activities	36,930

Cash - end of year	$7,777

Non-cash investing and financing activities during the year

Acquisition of the business through issuance of common stock	$350,000

See accompanying notes.
F-5

INTERNET MEDIA SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business - Internet Media Services, Inc. (the Company) is in the business of acquiring, building and monetizing internet web properties through the acquisition of existing web properties in vertical business channels identified by management and using these web properties as an anchor to build within that vertical market.  On October 8, 2009, the Company completed its first acquisition in the legal vertical market through the purchase of the assets and assumption of certain liabilities of Legalstore.com (see Note 2).  Legalstore.com is an internet based company that primarily sells legal supplies and legal forms, including security paper.  The Company also sells products and supplies for use in the medical and educational fields.  The Company was incorporated on March 26, 2007 and did not have operations until the acquisition in 2009.

Principles of Consolidation - The consolidated financial statements include the accounts of Internet Media Services, Inc. and its wholly-owned subsidiary (Legalstore.com, Inc.).  All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and be based on events different from those assumptions. Future events and their effects cannot be predicted with certainty; estimating, therefore, requires the exercise of judgment. Thus, accounting estimates change as new events occur, as more experience is acquired or as additional information is obtained.

Accounts Receivable - The Company provides credit in the normal course of business to the majority of its customers.  The Company performs periodic credit evaluations of its customers’ financial condition and generally does not require collateral.  Management closely monitors outstanding balances and writes off amounts that it believes are uncollectible after reasonable collection efforts have been made.  No allowance for doubtful accounts was considered necessary at December 31, 2009.The Company does not accrue interest on past due accounts receivable.

Inventory - Inventories consist of legal supplies held for resale and are stated at the lower of cost or market on the first-in, first-out (“FIFO”) method.

Fixed Assets - Fixed assets are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, ranging from 1 to 7 years. Expenditures for renewals and betterments are capitalized. Expenditures for minor items, repairs and maintenance are charged to operations as incurred.  Any gain or loss upon sale or retirement due to obsolescence is reflected in the operating results in the period the event takes place.

Intangible Assets - Intangible assets consist of a customer list and domain name acquired pursuant to the asset purchase agreement (see Note 2).

		Gross		Net
		Carrying	Accumulated	Carrying
	Useful life	Amount	Amortization	Cost

Domain name	10	$50,000	$1,250	$48,750
Customer list	10	120,000	3,000	117,000
Total		$170,000	$4,250	165,750

F-6

INTERNET MEDIA SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Amortization expense related to these intangible assets amounted to $4,250 for the year ended December 31, 2009.  The expected future amortization expense for the next five years is $17,000 per year.

Impairment of Long-Lived Assets - The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset including its ultimate disposition.  If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Goodwill - Goodwill is the excess of cost of an acquired entity over the fair value of amounts assigned to assets acquired and liabilities assumed in a business combination. The Company does not amortize goodwill, rather it is tested for impairment annually, and will be tested for impairment between annual tests if an event occurs or circumstances change that would indicate the carrying amount may be impaired. An impairment loss generally would be recognized when the carrying amount of the reporting unit’s net assets exceeds the estimated fair value.  The Company performs annual assessments of potential impairment and has determined that no impairment is necessary as of December 31, 2009.

Income Taxes – The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current year and for the estimated future tax effect attributable to temporary differences and carryforwards.  Measurement of deferred income items is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized in the immediate future.

The Company reviews tax positions taken to determine if it is more likely than not that the position would be sustained upon examination resulting in an uncertain tax position.  The Company did not have any material unrecognized tax benefit at December 31, 2009.  The Company recognizes interest accrued and penalties related to unrecognized tax benefits in tax expense.  During the year ended December 31, 2009, the Company recognized no interest and penalties.

The Company files U.S. federal tax returns and tax returns in various states.  The tax years 2007 through 2009 remain open to examination by the taxing jurisdictions to which the Company is subject.

Revenue Recognition - Sales of legal products are recognized when a product or service is delivered, shipped or provided to the customer and all material conditions relating to the sale have been substantially performed.

Fair Value of Financial Instruments - The Company discloses fair value information about financial instruments. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2009.

F-7

INTERNET MEDIA SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

These financial instruments include cash, accounts receivable, accounts payable, accrued liabilities and short term advances. Fair values were assumed to approximate carrying values for these financial instruments since they are short-term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand. The fair value of the short term advances is estimated based upon the carrying value which approximates the fair value of the advance.

Advertising Costs- Generally consist of online, keyword advertising with various search engines with additional amounts spent on certain targeted advertising.   Advertising costs are expensed as incurred and amounted to approximately $6,500 for the year ended December 31, 2009.

Subsequent Events - These financial statements have not been updated for subsequent events occurring after April 9, 2010, which is the date these financial statements were available to be issued.

NOTE 2. – ACQUISITION OF BUSINESS

On October 8, 2009, the Company entered into an Asset Purchase Agreement with Lester Levin Inc. (“LLI”), a New York corporation and wholly owned subsidiary of Document Security Systems, Inc. (“DSS”), whereby the Company purchased the assets and liabilities of Legalstore.com (constituting the Business), a division of DSS, in exchange for 7,500,000 shares of common stock of the Company.

Pursuant to the Asset Purchase Agreement, the Company agreed to purchase all the assets of Legalstore.com, including, cash and cash equivalents, accounts receivable, inventories, fixed assets, customer lists, and domain names.  In addition to issuing the common stock, the Company agreed to assume certain liabilities associated with Legalstore.com, including an existing office lease.

The Company accounted for the acquisition in accordance with ASC 805-10 “Business Combinations”, whereby the Company measured the identifiable assets acquired and liabilities assumed based on the acquisition date fair value.  The Company is required to recognize and measure any related goodwill acquired in the business combination or a gain from a bargain purchase.  In order to determine the goodwill or gain from a bargain purchase, the Company is required to determine the fair value of the consideration transferred in a business combination.  The fair value is calculated as the sum of the acquisition date fair value of the assets transferred by the Company, the liabilities incurred by the Company and the equity interest issued by the Company.  The Company had no activity or value prior to the acquisition and the consideration paid for the common stock issued prior to the acquisition was based on par value and not a reliable indication of fair value.  Therefore, the Company determined that the fair value of the interest in the Business acquired is a more reliable measure.  As a result, the Company valued the Business acquired using a discounted cash flow model and compared it to the fair value assigned to the identifiable assets and liabilities acquired to determine the amount of goodwill to record in connection with the business combination, which will be deductible for income tax purposes.  All the operations of the Business are included in the accompanying statement of operations beginning with the date of the Asset Purchase Agreement.

F-8

INTERNET MEDIA SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. – ACQUISITION OF BUSINESS (CONTINUED)

In connection with the Asset Purchase Agreement, the Company and a majority shareholder of the Company also entered into a Registration Rights Agreement and a Stock Pledge and Escrow Agreement (collectively, the Agreements).  In connection with the Agreements, the Company is required to file a registration statement on Form S-1, on a best efforts basis, with respect to the 7,500,000 shares of common stock issued pursuant to the terms of the Agreements, as well as raise at least $200,000 to be used for working capital in the Company. If the Company fails to secure registration of at least 20% of the 7,500,000 shares of common stock within 360 days of the closing, and fails to meet certain working capital thresholds contained in the Agreements, then the Company will be considered to be in default. In the event of a default by the Company, Document Security Systems, Inc may receive up to an additional 12,500,000 shares of the Company’s Common Stock currently issued and outstanding and owned by the principal shareholders.  These shares are currently held in escrow as collateral.

In addition to the Agreements, the Company’s principal shareholders, the Company and Document Security Systems, Inc entered into a voting agreement whereby the principal shareholders of the Company agreed to vote all common stock held by them so as to elect two nominees designated by Lester Levin Inc. or Document Security Systems, Inc as members of the Company’s Board of Directors, which consists of five members.

The fair value of assets and liabilities acquired as a result of this business combination were as follows:

Fair value of the consideration transferred	$350,000

Fair value of identifiable assets acquired
and liabilities assumed:
Accounts receivable	31,161
Inventory	101,011
Fixed assets	28,411
Domain name	50,000
Customer list	120,000
Total	330,583

Goodwill	$19,417

NOTE 3. - FIXED ASSETS

Fixed assets consist of the following at December 31, 2009:

Machinery and equipment	$18,050
Furniture and fixtures	7,820
Leasehold improvements	2,541
28,411
Less: accumulated depreciation	(1,489)

$26,922

Depreciation expense was $1,489 for the year ended December 31, 2009.

F-9

INTERNET MEDIA SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.  STOCKHOLDERS’ EQUITY

During the year ended December 31, 2009, the Company issued 13,001,000 shares of common stock in exchange for $13,001, the par value of the shares issued.

Subsequent to December 31, 2009, the Company approved for issuance up to 10,000,000 shares of $.001 par value preferred stock.  The rights and preferences of the preferred stock will be determined by board resolution upon issuance.  As of April 9, 2010, no preferred shares have been issued.

NOTE 5.  - ADVANCES FROM RELATED PARTY

During 2009, a stockholder advanced the Company $23,929 for working capital needs.   The advances are unsecured, non-interest bearing, have no stated repayment terms and are due on demand.  The advances are included in current liabilities in the accompanying balance sheet as of December 31, 2009.  Subsequent to December 31, 2009, additional advances of $41,063 were received from the stockholder by the Company.  On April 8, 2010, the aggregate advances were formalized with the execution of a $200,000 revolving credit agreement.  This credit agreement matures on April 8, 2011, bears interest at an annual rate of 6% above Libor, and is secured by all of the assets of the Company.

NOTE 6. - INCOME TAXES

Following is a summary of the components giving rise to the income tax provision (benefit) for the year ended December 31, 2009:

Deferred:
Federal	(24,071)
State	(4,964)
Total deferred	(29,035)

Less increase in allowance	29,035
Net deferred
Total income tax provision	$-

Individual components of deferred taxes are as follows as of December 31, 2009:

Deferred tax assets:
Net operating loss carryforwards	$28,182
Depreciable and amortizable assets	853
Total	29,035
Less valuation allowance	(29,035)

Gross deferred tax assets	$-

F-10

INTERNET MEDIA SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. - INCOME TAXES (CONTINUED)

The Company has approximately $68,700 in net operating loss carryforwards (“NOL’s”) available to reduce future taxable income.  These carryforwards begin to expire in year 2029.  Due to the uncertainty as to the Company’s ability to generate sufficient taxable income in the future and utilize the NOL’s before they expire, the Company has recorded a valuation allowance to reduce the net deferred tax asset to zero.  The difference between the statutory federal tax rate and the effective tax rate is due to the state income tax rate and the change in the valuation allowance.

NOTE 7. - COMMITMENTS

Facilities - The Company leases office and warehouse space with a monthly rental of $1,740. This lease was assumed by the Company according to the asset purchase agreement as discussed in Note 2.  Lease expense for year ended December 31, 2009 was $3,740.  The lease expires in October 2010, although renewal options exist to extend lease agreements.  Subsequent to December 31, 2009, the Company entered into a second lease for corporate office space, which requires monthly payments of $2,000 and expires on January 31, 2011.  Total approximate future lease commitments under both of these leases are as follows:

2010	$39,400
2011	$2,000

F-11

FINANCIAL STATEMENTS

LEGALSTORE.COM
(A DIVISION OF DOCUMENT SECURITY SYSTEMS, INC.)

DECEMBER 31, 2008

LEGALSTORE.COM
(A DIVISION OF DOCUMENT SECURITY SYSTEMS, INC.)

CONTENTS

Page

Report of Independent Registered Public Accounting Firm	F-3

Carve-Out Financial Statements:
Balance Sheets	F-4
Statements of Operations	F-5
Statements of Cash Flows	F-6
Statements of Changes in Divisional Equity	F-7

Notes to the Carve-Out Financial Statements	F-8 - F-17

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Document Security Systems, Inc.

We have audited the accompanying carve-out balance sheets of Legalstore.com (a division of Document Security Systems, Inc.) as of December 31, 2008 and 2007, and the related carve-out statements of operations, cash flows and changes in divisional equity for the years then ended. These financial statements are the responsibility of Legalstore.com’s management. Our responsibility is to express an opinion on these carve-out financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  Legalstore.com is not required to have, nor have we been engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Legalstore.com’s internal control over financial reporting.  Accordingly we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the carve-out financial position of Legalstore.com (a division of Document Security Systems, Inc.) as of December 31, 2008 and 2007, and the results of its carve-out operations, cash flows and changes in divisional equity for the years then ended, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 8 to the carve-out financial statements, on October 8, 2009 Document Security Systems, Inc. entered into an asset purchase agreement to sell the assets associated with Legalstore.com (a division of Document Security Systems, Inc.).

/s/ FREED MAXICK & BATTAGLIA, CPAs, PC

Buffalo, New York
December 11, 2009

LEGALSTORE.COM
(a Division of Document Security Systems, Inc.)
Carve-Out Balance Sheets
As of

	September 30,	December 31,	December 31,
	2009	2008	2007
	(unaudited)

ASSETS

Current assets:
Cash	$18,186	$6,797	$137,734
Accounts receivable	31,434	22,319	35,407
Inventory	92,521	95,014	116,108

Total current assets	142,141	124,130	289,249

Fixed assets, net	32,218	46,718	49,961
Goodwill	81,013	81,013	81,013

Total assets	$255,372	$251,861	$420,223

LIABILITIES AND DIVISIONAL EQUITY

Current liabilities:
Accounts payable	$18,563	$19,709	$40,671
Accrued liabilities	35,833	34,688	34,688
Current portion of capital lease obligations	-	346	980

Total current liabilities	54,396	54,743	76,339

Capital lease obligations	-	-	347

Commitments and contingencies (see Note 6)

Divisional equity	200,976	197,118	343,537

Total liabilities and divisional equity	$255,372	$251,861	$420,223

See accompanying notes.

LEGALSTORE.COM

(a Division of Document Security Systems, Inc.)
Carve-out Statements of Operations

	For the Nine Months Ended September 30,	For the Nine Months Ended September 30,	For the Year Ended December 31,	For the Year Ended December 31,
	2009	2008	2008	2007

	(unaudited)	(unaudited)

Revenue	$357,397	$482,553	$609,807	$682,051

Costs of revenue	177,544	271,296	351,769	373,537

Gross profit	179,853	211,257	258,038	308,514

Operating expenses:
Compensation and benefits	130,028	151,862	201,819	203,356
Marketing and advertising	1,250	22,483	27,667	53,286
Rent and utilities	20,516	17,716	23,570	23,394
Depreciation	8,250	8,118	10,824	5,340
Other	16,623	13,715	23,732	41,531

Operating expenses	176,667	213,894	287,612	326,907

Net income (loss)	$3,186	$(2,637)	$(29,574)	$(18,393)

See accompanying notes.

LEGALSTORE.COM
(a Division of Document Security Systems, Inc.)
Carve-out Statements of Cash Flows

	For the Nine Months Ended September 30,	For the Nine Months Ended September 30,	For the Year Ended December 31,
	2009	2008	2008	2007
	(unaudited)	(unaudited)

Cash flows from operating activities:
Net income (loss)	$3,186	$(2,637)	$(29,574)	$(18,393)
Adjustments to reconcile net income (loss) to net
cash provided (used) by operating activities:
Depreciation	14,705	11,583	15,787	10,412
Stock based compensation	7,326	7,326	9,768	3,196
(Increase) decrease in assets:
Accounts receivable	(9,115)	(3,412)	13,088	2,399
Inventory	2,493	17,868	21,094	(30,743)
Increase (decrease) in liabilities:
Accounts payable	3,654	3,811	(25,762)	5,648
Accrued liabilities	1,145	(222)	-	1,202
Net cash provided (used) by operating activities	23,394	34,317	4,401	(26,279)

Cash flows from investing activities:
Purchase of fixed assets	(5,005)	(5,944)	(7,744)	(16,452)

Net cash used by investing activities	(5,005)	(5,944)	(7,744)	(16,452)

Cash flows from financing activities:
Payments of capital lease obligations	(346)	(728)	(981)	(901)
Transfers from (to) parent	(6,654)	(103,128)	(126,613)	181,366

Net cash (used) provided by financing activities	(7,000)	(103,856)	(127,594)	180,465

Net (decrease) increase in cash	11,389	(75,483)	(130,937)	137,734
Cash beginning of period	6,797	137,734	137,734	0

Cash end of period	$18,186	$62,251	$6,797	$137,734

See accompanying notes.

LEGALSTORE.COM
(a Division of Document Security Systems, Inc.)
Carve-out Statements of Changes in Divisional Equity

Total

Balance, December 31, 2006	$177,368
Transfers from parent, net	181,366
Stock based compensation	3,196
Net loss	(18,393)
Balance, December 31, 2007	343,537
Transfers to parent, net	(126,613)
Stock based compensation	9,768
Net loss	(29,574)
Balance, December 31, 2008	197,118
Transfers to parent, net (unaudited)	(6,654)
Stock based compensation (unaudited)	7,326
Net income (unaudited)	3,186
Balance, September 30, 2009 (unaudited)	$200,976

See accompanying notes.

LEGALSTORE.COM
(A DIVISION OF DOCUMENT SECURITY SYSTEMS, INC.)

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

NOTE 1. – BACKGROUND AND BASIS OF PRESENTATION

The accompanying carve-out financial statements of Legalstore.com (the “Legalstore.com” and “Business”), as a division of Lester Levin, Inc, a New York corporation, have been prepared from the historical accounting records of Lester Levin, Inc.  Lester Levin, Inc was 100% owned by Document Security Systems during the years ended December 31, 2008 and 2007 and for the nine months ended September 30, 2009.  Legalstore.com primarily sells legal supplies and documents, including security paper and products for the users of legal documents and supplies in the legal, medical and educational fields.  These carve-out financial statements for Legalstore.com are presented on a carve-out basis from the consolidated financial statements of Document Security Systems, Inc.  These carve-out financial statements have been prepared to facilitate the sale of Legalstore.com assets to Internet Media Services, Inc. (IMS) and the expected subsequent filing of the Form S-1 by IMS (See Note 9).  All material assets and liabilities specifically identified with the Business have been presented in the balance sheets; all material revenues and expenses specifically identified with the Business and allocations of corporate expenses have been presented in the statements of operations.

Document Security Systems, Inc.’s, equity in the Business has been presented in lieu of shareholders' equity in the carve-out financial statements.  The financial information presented in these carve-out financial statements also reflects certain allocations from Document Security Systems that are directly related to the Business and are based on historical activity levels.  As such, the carve-out financial statements may not necessarily reflect the financial position, results of operations or cash flows that the Business might have had in the past, or might have in the future, if the Business had existed as a separate, stand-alone business during the periods presented.

The allocations consist of bookkeeping, financial and executive management time, liability insurance, and accounting software costs incurred on behalf of the Business by Document Security Systems, Inc..  In addition, the allocations include stock based compensation expense for options to purchase Document Security Systems, Inc. common stock that was granted to the Business’s employees along with accrued payroll taxes related to grants of common stock of Document Security Systems, Inc..  Management of Document Security Systems, Inc. believes that these allocations and contributions have been made on a reasonable basis. Payments made by Document Security Systems, Inc. to the Business or to Document Security Systems, Inc.  from the Business are presented as transfers to and from parent as a component of divisional equity.

Interim Financial Information – The carve-out financial information at September 30, 2009 and the nine months ended September 30, 2009 and 2008 is unaudited but, in the opinion of management, has been prepared on the same basis as the annual carve-out financial statements and includes all adjustments (consisting only of normal recurring adjustments) that the Business considers necessary for a fair presentation of the financial position at such date and the operating result, cash flow and divisional equity for such periods.  Interim results are not necessarily indicative of results expected for a full year.   These financial statements have not been updated for subsequent events occurring after December 11, 2009.

NOTE 2. - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting - The carve-out financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The Business's significant accounting policies are summarized below.

LEGALSTORE.COM
(A DIVISION OF DOCUMENT SECURITY SYSTEMS, INC.)

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

NOTE 2. - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and be based on events different from those assumptions. Future events and their effects cannot be predicted with certainty; estimating, therefore, requires the exercise of judgment. Thus, accounting estimates change as new events occur, as more experience is acquired or as additional information is obtained.

Cash – Cash includes bank deposits.  At times, bank balances may exceed federally insured limits.  The Business has not experienced any losses in such accounts and believes it is not exposed to any significant risk with respect to cash.

Accounts Receivable - The Business provides credit in the normal course of business to the majority of its customers.  The Business performs periodic credit evaluations of its customers’ financial condition and generally does not require collateral.  Management closely monitors outstanding balances and writes off amounts that it believes are uncollectible after reasonable collection efforts have been made.  No allowance for doubtful accounts was considered necessary at December 31, 2008 and 2007 and September 30, 2009.  The Business does not accrue interest on past due accounts receivable.

Inventory - Inventories consist of legal supplies held for resale and are stated at the lower of cost or market on the first-in, first-out (“FIFO”) method.

Fixed Assets - Fixed assets are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives or lease period of the assets whichever is shorter. Expenditures for renewals and betterments are capitalized. Expenditures for minor items, repairs and maintenance are charged to operations as incurred.  Any gain or loss upon sale or retirement due to obsolescence is reflected in the operating results in the period the event takes place.

Goodwill - Goodwill is the excess of cost of an acquired entity over the fair value of amounts assigned to assets acquired and liabilities assumed in a business combination. The Business has elected the push-down method of accounting whereby the net assets acquired that were adjusted to fair market value with the excess cost recorded as goodwill on the financial statements of Document Security Systems, Inc. have been pushed down to these carve-out financial statements.  The Business does not amortize goodwill, rather it is tested for impairment annually, and will be tested for impairment between annual tests if an event occurs or circumstances change that would indicate the carrying amount may be impaired. An impairment loss generally would be recognized when the carrying amount of the reporting unit’s net assets exceeds the estimated fair value.  The Business performs annual assessments of potential impairment and has determined that no impairment is necessary as of December 31, 2008 and 2007 and September 30, 2009.

Impairment of Long-Lived Assets - The Business reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset including its ultimate disposition.  If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.  Fair value is determined based on discounted cash flows or appraised values, depending on the nature of the assets.

LEGALSTORE.COM
(A DIVISION OF DOCUMENT SECURITY SYSTEMS, INC.)

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

NOTE 2. - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair Value of Financial Instruments - The Business discloses fair value information about financial instruments. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2008 and 2009 and September 30, 2009.

These financial instruments include cash, accounts receivable, accounts payable, accrued liabilities and capital leases. Fair values were assumed to approximate carrying values for these financial instruments since they are short-term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand. The fair value of the Business’s capitalized lease obligation is estimated based upon the carrying value which approximates the fair value of the debt instrument in 2008 and 2007.

Share-Based Payments - The Business accounts for compensation expense for stock option awards granted under Document Security System’s Stock Incentive Plans over the requisite service period based on the grant date fair value of the awards.    During the year ended December 31, 2007, the Business’s employees were issued a total of 4,500 options to purchase shares of stock of the Business’s parent company, Document Security Systems, Inc. at various prices.   There were no options issued to the Business’s employees during the year ended December 31, 2008 or the nine-months ended September 30, 2009.  Legalstore.com employees have 5,500 options outstanding as of December 31, 2008 and 2007 and September 30, 2009, respectively, which includes 1,000 options outstanding as of December 31, 2006.

Compensation expense for the Business’s employees from stock option grants for the years ended December 31, 2008 and 2007, and for the period ended September 30, 2009 and 2008, was $9,768, $3,196  $7,326 and $7,326, respectively.    The Business uses the Black-Scholes option pricing model for determining the estimated fair value for stock-based awards with the following assumptions:

	Period Ended September 30, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007

Risk-free interest rate	na	na	4.05%
Volatility	na	na	54%
Expected dividend yield	na	na	0%
Expected life	na		3.75 years
Estimated forfeiture rate	na	na	0%

The Business calculates expected volatility for a share-based grant based on historic daily stock price observations of Document Security Systems, Inc.’s common stock during the period immediately preceding the grant that is equal in length to the expected term of the grant. For estimating the expected term of share-based grants, the Business has adopted the simplified method.

LEGALSTORE.COM
(A DIVISION OF DOCUMENT SECURITY SYSTEMS, INC.)

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

NOTE 2. - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition - Sales of legal products are recognized when a product or service is delivered, shipped or provided to the customer and all material conditions relating to the sale have been substantially performed.

Advertising Costs– Generally consist of online, keyword advertising with Google with additional amounts spent on certain print media in targeted industry publications.   Advertising costs were approximately $22,000 in 2008 ($48,000 – 2007).

Income Taxes - Through September 30, 2009, the Business was not a separate taxable entity for federal, state, or local income tax purposes, and its operations were included in the consolidated tax returns of Document Security Systems, Inc.  Accordingly, all tax attribute carryforwards, such as tax credits and net operating losses, are retained by Document Security Systems, Inc., with no allocation to the Business.  The Business has calculated the tax provision on the separate return basis to illustrate the impact on the Business. Accordingly, deferred income taxes are recognized for differences between the financial statement and tax basis of assets and liabilities at enacted statutory tax rates in effect for the years in which the differences are expected to reverse.  The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.  In addition, a valuation allowance is established to the extent necessary to reduce deferred income tax assets to amounts that more likely than not will be realized.

The Business’s adoption of accounting for uncertainty in income tax did not have a material impact on the Business’s results of operations and financial position, and therefore, the Business did not have any adjustments to the January 1, 2007 beginning balance of divisional equity.  The Business reviews the financial statement recognition and measurement for income tax positions that Document Security Systems, Inc. has taken or expects to take in its consolidated income tax returns on behalf of the Business that were uncertain.   As of December 31, 2008 and 2007 and 2007 and September 30, 2009 and 2008, the Business determined that it did not have any uncertain tax positions.  In addition, the Business did not have any material unrecognized tax benefit at December 31, 2008 and 2007 and periods ending September 30, 2009 and 2008.  The Business would have recognized interest accrued and penalties related to unrecognized tax benefits in tax expense.  During the years ended December 31, 2008 and 2007 and periods ending September 30, 2009 and 2008, the Business recognized no interest and penalties.

Recent Accounting Pronouncements- In September 2006, the FASB issued SFAS No. 157 (“SFAS 157”), “Fair Value Measurements.”  SFAS 157, now Accounting Standards Codification (“ASC”) 820, as amended, defines fair value, establishes a framework for measuring fair value and expands disclosures regarding fair value measurements.  ASC 820 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements.  ASC 820 was effective for fiscal years beginning after November 15, 2007.  However, on December 14, 2007, the FASB issued proposed FSP FAS 157-2 which delayed the effective date of ASC 820 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), to fiscal years beginning after November 15, 2008.  Accordingly, the Business’s adoption of this standard in 2008 was limited to financial assets and liabilities and did not have a material effect on the Business’s financial condition or results of operations.  The adoption of the portion of this statement related to nonfinancial assets and liabilities in 2009 did not have a material effect on the Business’s financial statements.

LEGALSTORE.COM
(A DIVISION OF DOCUMENT SECURITY SYSTEMS, INC.)

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

NOTE 2. - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In June 2009, the FASB issued Statement of Financial Accounting Standard (SFAS) No. 168, The FASB Accounting Standard Codification and the Hierarchy of the Generally Accepted Accounting Principles — a replacement of SFAS No. 162 (SFAS 168), now Accounting Standards Codification (ASC) 105, to become the source of authoritative U.S. generally accepted accounting principles (“GAAP”) recognized by the FASB to be applied by nongovernmental entities. ASC 105 is effective for financial statements issued for interim and annual periods ending after September 15, 2009 and first adopted in the quarterly financial statements for the period ended September 30, 2009.  The Business does not believe the adoption of ASC 105 had a material impact on the financial statements.

In April 2009, the FASB staff issued FSP No. FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments (“FSP No. FAS 107-1 and APB 28-1”), now ASC 825. ASC 825 amends prior standards to require disclosures about fair value of financial instruments in interim financial statements as well as in annual financial statements. The provisions of ASC 825 became effective on April 1, 2009, are being applied prospectively beginning September 30, 2009 and did not have a material impact on the Business’s financial statements.  See “Fair Value of Financial Instruments” included in “Note 2 for the related disclosure.

In May 2009, the FASB issued Statement No. 165, Subsequent Events (“FAS 165”), now ASC 855. The provisions of ASC 855 set forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may have occurred for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. The provisions of ASC 855 became effective for the Business on April 1, 2009, are being applied prospectively beginning September 30, 2009 and did not have a material impact on the Business’s financial statements.

LEGALSTORE.COM
(A DIVISION OF DOCUMENT SECURITY SYSTEMS, INC.)

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

NOTE 3. - FIXED ASSETS

  Fixed assets consisted of the following at December 31:

	Estimated Useful Life	Purchased	Under Capital Leases	Purchased	Under Capital Leases

Machinery & equipment	5 years	$24,905	$4,289	$24,905	$4,289
Leasehold improvements	10 years(1)	4,026	-	4,026	-
Furniture & fixtures	7 years	20,743	-	20,743	-
Software & websites	3 years	28,995	-	16,451	-

Total cost		78,669	4,289	66,125	4,289
Less accumulated depreciation		32,380	3,860	17,451	3,002

Net		$46,289	$429	$48,674	$1,287

(1) Expiration of lease term

Fixed assets consisted of the following at September 30, 2009 (Unaudited):

	Estimated Useful Life	Purchased	Under Capital Leases

Machinery & equipment	5 years	24,905	4,289
Leasehold improvements	10 years(1)	4,026	-
Furniture & fixtures	7 years	20,743	-
Software & websites	3 years	28,995	-

Total cost		78,669	4,289
Less accumulated depreciation		46,451	4,289

Net		32,218	-

(1) Expiration of lease term

NOTE 4. - INCOME TAXES

The net operating income and losses incurred and tax credits earned since inception attributable to the operations of the Business, a division of Lester Levin, Inc., were included in the consolidated income tax returns filed by Document Security Systems, Inc.  Accordingly, all tax attribute carryforwards, such as tax credits and net operating losses, are retained by Document Security Systems, Inc. with no allocation to the Business.

LEGALSTORE.COM
(A DIVISION OF DOCUMENT SECURITY SYSTEMS, INC.)

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

NOTE 4. - INCOME TAXES (CONTINUED)

Deferred income taxes are recognized for differences between the financial statements and the tax basis of assets and liabilities at enacted statutory tax rates in effect for the years in which the differences are expected to reverse.  The effect on deferred taxes of a change in tax rates is recognized in income in the year that includes the enactment date.  In addition, valuation allowances are established when necessary to reduce deferred tax asset to the amount expected to be realized.

The provision (benefit) for income taxes shown in the Business’s statement of operations for the year ended December 31, 2008 and 2007consist of the following:

	2008	2007
Currently payable:
Federal	$-	$-
State	-	-
Total currently payable	-	-
Deferred:
Federal	(4,483)	(3,616)
State	(1,197)	(1,193)
Total deferred	(5,680)	(4,809)
Less increase in allowance	5,680	4,809
Net deferred	-	0
Total income tax provision (benefit)	$0	$0

Individual components of deferred taxes are as follows:

Deferred tax assets:	2008	2007
Net operating loss carry forwards	$23,631	$18,988
Equity issued for services	2,902	1,026
Total	26,533	20,014
Less valuation allowance	(25,337)	(19,657)
Gross deferred tax assets	$1,196	$357

Deferred tax liabilities:
Depreciation	$1,196	$357
Gross deferred tax liabilities	$1,196	$357

Net deferred tax liabilities	$-	$-

Had the Business filed stand alone tax returns, as of December 31, 2008, Net Operating Losses (NOL’s) of approximately $123,000 would have been available to reduce future taxable income.  Due to the uncertainty as to the Business’s ability to generate sufficient taxable income in the future and utilize the NOL’s before they expire, the Business has recorded a valuation allowance.   On a stand-alone basis, it is assumed that the Business is not a member of a controlled group and therefore, had a Federal tax rate of 15%.

LEGALSTORE.COM
(A DIVISION OF DOCUMENT SECURITY SYSTEMS, INC.)

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

NOTE 4. - INCOME TAXES (CONTINUED)

The provision (benefit) for income taxes consists of the following at September 30, 2009:
2009
Currently payable:
Federal	$-
State	-
Total currently payable	-
Deferred:
Federal	(3,626)
State	(1,197)
Total deferred	(4,823)
Less increase in allowance	4,823
Net deferred	-
Total income tax provision (benefit)	$0

The accompanying unaudited income tax footnote has been prepared in accordance with U.S. generally accepted accounting principles for interim financial information.  Accordingly this footnote does not include all of the information required by U.S. generally accepted accounting principles for complete financial statements.

NOTE 5. - DEFINED CONTRIBUTION PENSION PLAN

The Business’s employees participate in an Employee savings plan (the “401(k) Plan”) sponsored by Document Security Systems, Inc. which qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code.  Employees become eligible to participate in the Plan at the beginning of the following quarter after the employee’s hire date.  Employees may contribute up to 20% of their pay to the Plan, subject to the limitations of the Internal Revenue Code.   The Business’s matching contributions are discretionary.   Pursuant to the 401(k) Plan, employees may elect to defer a portion of their salary on a pre-tax basis.  For employees who participated in the plan, the Business matched the employer’s contribution in 2007 pursuant to the Safe Harbor Provisions of Section 401(k) of the Internal Revenue Code up to 4% in 2007 of the participating employee’s annual compensation.  During the period ended September 30, 2009 and the year ended December 31, 2008, the Business did not make any matching contributions.  During the year ended December 31, 2007 the Business contributed approximately $5,000 to the 401(k) plan for its employees.

LEGALSTORE.COM
(A DIVISION OF DOCUMENT SECURITY SYSTEMS, INC.)

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

NOTE 6. - COMMITMENTS

Facilities - The Business leases 3,829 square feet of office and warehouse space with a monthly rental of approximately $1,700. Lease expense for years ended December 31, 2008 and 2007 was approximately $21,000 and $21,000, respectively.  The lease expires on October 31, 2010, although renewal options exist to extend lease agreements for up to an additional 4 years.  Total approximate lease commitments with this lease as of December 31, 2008 are as follows:

2009	$21,000
2010	$19,000

NOTE 7. – RELATED PARTY TRANSACTIONS

Funding – The Business’s cash requirements are funded by Document Security Systems, Inc. which are not subject to formal financing arrangements and do not bear interest.    Transfers to and from Document Security Systems, Inc. are recorded as transfers to/from affiliate as a component of divisional equity because amounts are not expected to be repaid.   Included in divisional equity are amounts charged by Document Security Systems for allocated corporate services.

Corporate Services – In accordance with SAB No. 55, corporate expense allocations have been reflected in these financial statements.  The corporate expenses have been allocated based on a direct relationship to the Business’s operations and are primarily related to accounting and finance operations performed by Document Security Systems personnel on behalf of the Business and liability insurance and for costs associated with the shared use of Document Security Systems accounting and ERP system.   In addition, the allocations include stock based compensation expense for options to purchase Document Security Systems’ common stock that was granted to the Business’s employees along with accrued payroll taxes related to grants of common stock of Document Security Systems, Inc..  Management believes that the basis used for allocating corporate services is reasonable.  However, the terms of these transactions may differ from those that would have resulted from transactions among related parties.

NOTE 8. - SUBSEQUENT EVENTS

On October 8, 2009, Lester Levin Inc., a New York corporation (“LLI”) and wholly owned subsidiary of Document Security Systems, Inc., entered into an Asset Purchase Agreement with Internet Media Services, Inc., a Delaware corporation (“IMS”), whereby LLI agreed to sell the assets associated with its LegalStore.com business (“LegalStore”) to IMS.

Pursuant to the Asset Purchase Agreement, LLI agreed to sell to IMS all the assets of LegalStore, (including, but not limited to, equipment, inventories, contracts, domain names, accounts receivable, and certain cash and cash equivalents. In consideration of the sale and transfer of the Acquired Assets, IMS agreed to issue 7,500,000 shares of common stock, par value $.001 per share, of IMS (“IMS Common Stock”) (the “Purchase Price”) to Document Security Systems, Inc., representing 37% of the then outstanding shares.  In addition to issuing the new IMS Common Stock, IMS agreed to assume certain liabilities associated with LegalStore, including an existing office lease, trade payables and accrued payroll.  Certain liabilities presented in the accompanying carve-out financial statements will not be assumed by IMS.

LEGALSTORE.COM
(A DIVISION OF DOCUMENT SECURITY SYSTEMS, INC.)

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

NOTE 8. - SUBSEQUENT EVENTS (CONTINUED)

Within 180 days of closing, IMS intends to file a registration statement on Form S-1 with respect to the IMS Common Stock pursuant to the terms of the Asset Purchase Agreement and Registration Rights Agreement executed by IMS and Document Security Systems, Inc concurrently with the Asset Purchase Agreement. Pursuant to the terms of the Asset Purchase Agreement, Registration Rights Agreement, and the Stock Pledge and Escrow Agreements executed by IMS’ principal shareholders, IMS, LLI and Document Security Systems, Inc, if IMS fails to secure registration of at least 20% of the IMS Common Stock within 360 days of closing, and to meet certain working capital thresholds contained in the Asset Purchase Agreement, then IMS will be in default. In the event of a default by IMS with respect to the registration of the IMS Common Stock, if IMS has failed to satisfy the working capital requirements provided for in the Asset Purchase Agreement, Document Security Systems, Inc may take back the collateral, consisting of up to 12,500,000 additional shares of IMS Common Stock owned by the IMS shareholders identified in the Pledge Agreements.  If IMS is in default with respect to the registration of IMS Common Stock, and IMS has satisfied the working capital requirements contained in the Asset Purchase Agreement, Document Security Systems, Inc may take back the collateral, consisting of up to 5,250,000 additional shares of IMS Common Stock owned by the IMS shareholders identified in the Pledge Agreements.

In addition to the Asset Purchase Agreement, the Registration Rights Agreement, and the Pledge Agreements, IMS’ principal shareholders, IMS and Document Security Systems, Inc entered into a voting agreement whereby the principal shareholders of IMS agreed to vote all IMS Common Stock held by them so as to elect two nominees designated by LLI or Document Security Systems, Inc as members of the IMS Board of Directors.

Unaudited Pro Forma Financial Statement

The following table sets forth our summary unaudited pro forma consolidated financial data as of December 31, 2009 as if the LegalStore.com assets had been purchased as of January 1, 2009.  The pro forma data for the twelve months ended December 31, 2009 has been derived by adding our audited consolidated financial data for the year ended Decemebr 31, 2009 and the unaudited LegalStore.com (a Division of Document Security Systems, Inc.) carve-out financial statements for the period prior to the asset purchase agreement.  The summary consolidated financial data as of December 31, 2009 have been derived from and should be read together with our audited consolidated financial statements and the related notes incorporated by reference in this prospectus.  The summary consolidated financial data of LegalStore,com for the the period prior to the asset purchase agreement have been derived from and should be read together with the unaudited LegalStore.com consolidated financial statements and the related notes incorporated by reference in this prospectus.  The unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of our management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial information for the periods presented.

The unaudited pro forma condensed combined financial information should not be considered illustrative of what our results of operations would have been had the LegalStore.com acquisition been completed on the dates indicated.  The results presented below are not necessarily indicative of the results to be expected for any future period, and the results for any interim period are not necessarily indicative of the results that may be expected for a full year. We therefore caution you not to place undue reliance on the unaudited pro forma condensed combined financial information.   You should read the following tables together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus and our historical consolidated financial statements and the related notes incorporated by reference herein.

INTERNET MEDIA SERVICES, INC.

Pro forma Consolidated Statement of Operations
For the Year Ended December 31, 2009

	LegalStore.com (a Division of Document Security Systems, Inc.)	Internet Media Services, Inc.	Adjustments	Pro forma Total For the Year Ended December 31,
	2009	2009	2009	2009
	(unaudited)	(audited)

Revenue	$357,397	$111,022	$-	$468,419

Costs of revenue	177,544	80,983	-	258,527

Gross profit	179,853	30,039	-	209,892

Operating expenses	176,667	104,211		280,878

Net income (loss)	$3,186	$(74,172)	$-	$(70,986)